Exhibit 10.2

Marketing Platform Agreement

This Marketing Platform Agreement (hereinafter, the “Agreement”) is effective as of June 25 2008, by and between Structure Financial Group Ltd., with offices at Amot Mishpat House 2nd Floor, 8 Shaul Hameleh Blvd., Tel Aviv, 64733 Israel (hereinafter, “SFG”), and On Track Innovations Ltd., having its principal place of business at Z.H.R. Industrial Zone, P.O. Box 32 Rosh-Pina 12000, Israel (hereinafter,“OTI”).

WHEREAS	OTI is a global leader in contactless microprocessor-based smart card solutions for Smart ID solutions, homeland security, micropayments, petroleum payments and other applications; and

WHEREAS	SFG, either by itself or through one of its related companies, is in the business of supplying marketing platform services, including but not limited to, promotion of and consulting in marketing business relations for its customers (“Marketing Platform”), inter alia, for promotion of OTI’s participation in substantial projects in OTI’s area of occupation; and

WHEREAS	In order to implement such Marketing Platform, OTI has opened a bank account at the Export Import (EXIM) Bank, to be used for OTI’s existing and future projects for OTI’s clients or suppliers, as the case may be; and

WHEREAS	the parties wish to set forth the terms and conditions of their relationship with respect to the purchase of the Marketing Platform and the opening of the EXIM account, all in accordance with the terms and conditions set forth herein.

Now therefore the parties have agreed and declared as follows:

1.	Interpretation

1.1.	The preamble to this agreement constitutes an integral part of this Agreement.

1.2.	Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or effect the meaning, construction or scope of any of the provisions hereof.

1.3.	The schedules constitute an integral part of this Agreement.

2.	OTI Warrants

2.1.	OTI warrants as follows:

2.1.1.	This Agreement constitutes a legally binding obligation of OTI and is enforceable against OTI in accordance with its terms. The execution and delivery of this Agreement by OTI, and the performance of its obligations hereunder, have been duly and validly authorized by all necessary corporate or other action, if required, and there is no impediment, either at law or by agreement to OTI’s entering into this Agreement and performing all of its obligations hereunder.

2.1.2.	No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on its part is required in connection with the consummation of the transactions contemplated by this Agreement.

3.	SFG Warrants and Undertake

3.1.	SFG warrants as follows:

3.1.1.	This Agreement constitutes a legally binding obligation of SFG and its related companies and is enforceable against SFG in accordance with its terms. The execution and delivery of this Agreement by SFG, and the performance of its obligations hereunder, have been duly and validly authorized by all necessary corporate or other action, if required, and there is no impediment, either at law or by agreement to SFG’s entering into this Agreement and performing all of its obligations hereunder.

3.1.2.	No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on its part is required in connection with the consummation of the transactions contemplated by this Agreement. SFG shall be deemed to have obtained on its own responsibility any additional information, which it considers necessary for entering into this Agreement.

3.2.	SFG will make efforts in order to promote of OTI’s business for the purpose of obtaining the following objectives and services:

3.2.1.	Promoting OTI’s participation in substantial projects in OTI’s area of occupation, either by SFG or by one of its related companies, including but not limited to, consultation regarding business opportunities, business networking between OTI and various entities, including but not limited to, government ministries (including Israel), municipalities and others (the “Project/s”);

3.2.2.	Assisting OTI in presenting and promoting the Projects for the purpose of identifying and entering into binding agreements, and assisting the execution and implementation of Projects, as the case may be. SFG shall identify and recruit third parties for the fulfillment of other parts of the Projects, subject to the OTI’s approval.

3.2.3.	Obtaining from EXIM Bank financing for such Projects (“EXIM Account”), and obtaining from EXIM bank funding for existing and future OTI Projects, for clients or suppliers as the case may be, including but not limited to, analysis coverage services of OT’s clients or suppliers;

3.3.	OTI shall at its sole discretion determine whether to submit a proposal, or to enter into any agreements for any Project suggested by SFG, and nothing in this Agreement shall be construed as an undertaking of OTI, whether express or implied, to enter into such agreements. Prior to the execution of any written agreements, OTI may reasonably decide to discontinue any proposals or ventures with SFG at any time and SFG shall have no demands or claims towards OTI.

4.	Consideration

In consideration for the Marketing Platform and for SFG’s consulting and promoting services as detailed above, SFG shall be entitled to success based compensation, in the form of warrants for the purchase of OTI’s Ordinary Shares, as follows:

4.1	In accordance with OTI’s board of director’s approval which shall not be unreasonably withheld, OTI shall grant SFG and TheSpearhead Capital Ltd. (“TheSpearhead”) equally, warrants to purchase 1,000,000 (one million) of OTI’s Ordinary Shares, which OTI is entitled to issue to third parties under and subject to any and all applicable US regulations and securities laws governing OTI’s shares (the “Warrants”). The Warrants shall be at an exercise price of USD3.0 (three US dollars) per each Warrant. In accordance with the above detailed, SFG shall be entitled to 50% of the Warrants and TheSpearhead shall be entitled to 50% of Warrants. It is also clarified that this paragraph may be amended only by the written consent of OTI, SFG and TheSpearhead.

4.2	The Warrants shall expire 10 years from the date of grant unless this Agreement is terminated earlier.

4.3	The Warrants shall not be exercisable until May 30, 2010, all as detailed in the Warrant Agreement attached hereto as Schedule A to this Agreement. It is agreed that when a certain amount of Warrants is exercisable and/or vested, SFG shall be entitled to exercise 50% of such amount and TheSpearhead shall be entitle to exercise the other 50% of such amount.

4.4	In the event that the Warrants shall be exercised into shares held by SFG and/or TheSpearhead, SFG and/or TheSpearhead shall grant proxies for such shares according to OTI’s instructions.

4.5	If SFG shall contribute, to a cumulative sum of sales and/or funding and/or proceeds of USD10,000,000 (ten million US dollars), then the exercise price of the Warrants which were not been exercised by SFG shall be reduced by USD½ (half a US dollar) until the lower limit of the par value of OTI’s Shares. In the event of a dispute between the parties in regards to the cumulative amount, the parties shall attempt to resolve the dispute first through good faith negotiations and if necessary, mediation. Failing mediation, the Parties may turn to an approved arbitrator acceptable to both sides to resolve the dispute.

(e.g.: at the cumulative sum of USD 8,000,000 (Eight million US dollars) the exercise price shall be USD3 (Three US dollars). At the cumulative sum of USD 30,000,000 (Thirty million US dollars) the exercise price of the non exercised Warrants shall be USD1.5 (One and a half US dollar), and at the cumulative sum of USD 60,000,000 (Sixty million US Dollars) and above, the exercise price shall be NIS 0.10 (one tenth of one New Israeli Shekels).

4.6	The Options shall be vested in quantities of 200,000 (Two hundred thousand) Warrants each time, upon OTI receiving a firm order or a tender award, of which SFG has been directly involved in the promotion and/or funding of, in the amount of no less than the sum of USD 1,000,000 (One million US dollars) with a potential of the amount of no less than USD 5000,000 (Five million US dollars), all as detailed in the Warrant Agreement attached hereto as Schedule A.

4.7	It is hereby clarified and agreed that at the date hereof, none of the Warrants nor the Ordinary Shares underlying thereto (“Shares”), have been registered with the SEC under the United States Securities Act of 1933 as amended (the “Securities Act”) and such Shares may not be sold, transferred, used as collateral or otherwise disposed of until and unless they are registered under the Securities Act (and, where required, under the laws of one or more other jurisdictions), except in accordance with Regulation S (“Regulation S”) under the Securities Act, or unless another exemption from registration is then available.

4.8	SFG acknowledges and agrees that the certificates representing the Shares shall bear a restrictive legend as counsel to OTI may determine are necessary or appropriate under applicable securities laws, substantially to the effect of the following:

“The securities represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of counsel satisfactory to On Track Innovations Ltd. to the effect that registration under such Act is not required.”

4.9	SFG acknowledges and agrees that, until such time as a registration statement with respect to the Warrants has been declared effective by the SEC, all certificates, if any, representing the Warrants shall bear, and shall be subject to, a restrictive legend.

4.10	Until such time as a registration statement with respect to the Warrants has been declared effective by the SEC, SFG undertakes not to engage in hedging transactions in the United States of America with regard to OTI Warrants unless such transactions are conducted in compliance with the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

4.11	OTI hereby undertakes to complete, by no later than 180 days from the execution of this Agreement, the necessary actions required to file a registration statement covering the Shares with the SEC.

4.12	As soon as practically possible, OTI hereby undertakes to deliver to SFG a notice confirming that a registration statement with respect to the Shares has been declared effective by the SEC once it is so declared effective.

4.13	Each of SFG, TheSpearhead and OTI, will be responsible and liable for their own individual tax liabilities arising out of or in connection with the exercise of the Warrants and the sale of the Shares.

4.14	The parties hereby irrevocably waive, relinquish and release each other from any and all claims, rights, demands or causes of action asserted or non-asserted which a party may have had, now has or hereafter may have against the other party, its directors, officers, employees, agents and/or consultants, in connection with; (i) the issuance of the Warrants, their exercise into Shares and the sale of the Shares, including without limitation, any fluctuations in Shares’ prices; and/or (ii) any matter concerning the Agreement between SFG and OTI, including without limitations, failure to implement such Agreement.

4.15	SFG has sufficient knowledge and experience in financial and business matters to make an informed decision about an investment in the Shares pursuant to this Agreement. SFG has read and reviewed the documents filed by OTI with the SEC, including, without limitation, the Annual Report on Form 20-F filed by OTI with the SEC.

4.16	The Parties shall not be entitled to any reimbursement of costs and expenses incurred and resulted from one another’s activities as under this Agreement unless agreed to in writing by OTI

5.	REPORTING REQUIREMENTS

5.1.	SFG shall provide written quarterly reports to OTI concerning its activities on its behalf.

5.2.	For each report that is made, OTI shall acknowledge in writing within 30 business days, any sales, business, projects or other undertakings that SFG has procured on behalf of OTI which amounts procured shall be conclusive in determining remuneration pursuant to this Agreement. If not such acknowledgement is provided by OTI within 30 business days, the reports submitted by SFG to OTI detailing any business it has procured shall be deemed conclusive.

6.	Right of First Refusal

OTI hereby provides and grants to SFG the right of first refusal during the three year period commencing immediately after the execution of this Agreement to allow SFG sufficient time to procure and secure financing for its Projects contemplated by this Agreement.

7.	Confidentiality

The terms of this Agreement shall be governed by the confidentiality agreement signed by the parties and attached hereto as Schedule B.

8.	Intellectual Property Rights

8.1	The parties agree and acknowledge that any and all of the patents, copyrights, trademarks and other intellectual property rights used or embodied in or in connection with the Projects or any part thereof, including all documentation, are, and shall remain the respective property of each Party , and will not at any time be, or construed as being, the property of the other Party, and each Party shall not during, or at any time after the expiration or termination of this Agreement in any way question or dispute the ownership or any other such rights unless it contributed in any way to the development of new products that are utilized by OTI.

8.2	The parties also agree and acknowledge that such patents, trademarks, copyrights and other intellectual property rights belonging to each Party may only be used by the other Party with the mutual consent of both Parties during the term of this Agreement. Upon expiration or termination hereof, The Parties shall forthwith discontinue such use, without receipt of compensation for such discontinuation.

9.	Term and Termination

9.1	This Agreement shall become effective on the execution of this Agreement (the “Commencement Date”), and shall continue to be in full force for a period of ten (10) years (the “Term”), subject to the terms of this Agreement

9.2	The Termination of this Agreement may be effected as follows:

9.2.1	By one party, effective immediately, upon written notice to the other party, in the event that the other party shall become insolvent or bankrupt, discontinue its business or adopt a resolution providing for its dissolution or liquidation.

9.2.2	By SFG, upon written notice to OTI, if OTI shall breach the Agreement and not remedy such breach, where it is capable of being remedied, within thirty (30) days after notice of the breach is received by OTI, in case of a material breach, or within sixty (60) days in case of any other breach after notice of the breach is received by OTI.

9.2.3	By OTI, upon written notice to SFG, upon the occurrence of any one of the following events: (1) no Project was secured or procured by SFG within a period of 12 months from the Commencement Date; (2) SFG becomes engaged or involved in any activity which directly harms or is likely to directly harm OTI or any of its affiliated companies; (3) In case SFG shall breach the Agreement and not remedy such breach, where it is capable of being remedied, within thirty (30) days after notice of the breach is received by SFG, in case of a material breach, or within sixty (60) days in case of any other breach after notice of the breach is received by SFG.

9.3	If this Agreement expires or terminates, the Parties shall cease to use one another’s trademarks or logos, unless such use was previously authorized in writing by the other Party to continue after such expiration or termination.

9.4	Each party shall return all documentation and materials and all copies thereof, which are of a confidential nature, in its possession or control, within thirty (30) after the expiration or termination of this Agreement

9.5	The expiration or termination of this Agreement for any reason shall not prejudice any rights or obligations of either of the parties accrued up to and including the date of expiration or termination.

9.6	All covenants, representations and warranties made in this Agreement shall continue to remain in full force and effect for as long as this Agreement is still in effect pursuant to its terms, provided however, that the rights and obligations of the parties under this Agreement that by their nature continue beyond the expiration of this Agreement, shall survive any termination or expiration of this Agreement, including but not limited to provisions concerning confidentiality and intellectual property rights.

10.	Miscellaneous

10.1.	Neither party is authorized to act for or on the behalf of the other party under this Agreement. Without limiting the generality of the foregoing, each party is an independent contractor, and no principal/agent or partnership relationship is created between them by this Agreement.

10.2.	SFG shall not be entitled to commit OTI or act as its legal representative unless specifically authorized to do so by a written instrument, signed by OTI. It is expressly agreed between the Parties that the activities of SFG are restricted to the rights and obligations under this Agreement. SFG will not be entitled to incur any obligation of any nature on behalf of OTI, unless agreed to in writing.

10.3.	For the avoidance of doubt, it is hereby agreed that this Agreement shall not constitute and shall not be construed as a partnership, joint venture, a commercial agency relationship, employer’s–employee relationship or the like between OTI and SFG or any of its key persons. SFG performs its obligations pursuant to this Agreement as an independent contractor, a fact that has been taken into account in determining the consideration under this Agreement.

10.4.	This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. Any prior understandings, undertakings or representations, written or oral, shall be of no force or effect. Neither this Agreement nor any terms hereof may be modified, amended, waived or terminated except by an instrument in writing signed by both parties.

10.5.	Should any dispute arise between the parties in connection with this Agreement, they shall make their best efforts to resolve such a dispute amicably amongst themselves. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard for the choice of law provisions thereof. All disputes, controversies, differences or questions arising out of or relating to this Agreement, or to the validity, interpretation, breach, violation of term thereof, will be finally and solely determined and settled only by the competent courts in Tel-Aviv.

10.6.	None of the rights, privileges or obligations set forth in or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments and transfers from OTI to any entity which controls, is controlled by or is under common control with OTI. No assignment or transfer under this Agreement shall be made unless the transferee agrees to be bound by all agreements binding upon the transferor immediately prior to such transfer.

10.7.	All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and received: (a) ninety six (96) hours after being deposited in the mail, postage prepaid for registered airmail and addressed to the addressee at its address as indicated herein above; (b) when receipt acknowledged, if sent by fax or e-mail, or (c) at the time delivered, if delivered by hand.

10.8.	NOTICE TO SFG shall be to:
Structured Financial Group Ltd.
Attn: Mr. Asher Goldwasser
Amot House, 8 Shaul Hamelech Ave. 2nd floor, Tel Aviv 64733 ISRAEL
Tel: +972-3-6098898; Fax: +972-3-6098895

NOTICE TO OTI shall be to:
On Track Innovations Ltd.
Attn: Mr. Oded Bashan, CEO with a copy to the legal department,
Z.H.R. Industrial Zone, P.O.Box 32 Rosh Pina 12000, ISRAEL
Tel: +972-4-6868000; Fax: +972-4-6938887

NOTICE TO TheSpearhead Capital shall be to:
TheSpearhead Capital Ltd.
Attn: Mr. Yitzchak Babayov
5 Shahaf street, Hod-Hasharon, Israel, 45351
Tel: +972-54-4832465; Fax: +972-77-4340457

10.9.	The invalidity of any term, condition or stipulation of this Agreement shall not affect the validity of the remaining terms, conditions or stipulations of this Agreement or the validity of the Agreement itself. This Agreement embodies the entire understandings and obligation between the parties and supersedes all prior agreements and undertakings in respect of the subject matter hereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first written above.

Structure Financial Group Ltd.	On Track Innovations Ltd.	TheSpearhead Capital Ltd.

By: /s/ Asher Goldwasser	By: /s/ Oded Bashan	By: /s/ Yitzchak Babayov

Name & Title:__________	Name & Title: _________	Name & Title: _________

Date: 25/6/08	Date: 25/6/08	Date: 25/6/08